Exhibit 10.20
10/22/2023

Alex Gil
**********@******.com

Dear Alex,

On behalf or Integral Ad Science, Inc. I am pleased to offer you the opportunity to join our company. We are extremely excited about the prospect or having you on the team and look forward to working with you to make IAS a great success.

If you accept this offer or employment, your title will be Chief Accounting Officer in our New York office and your start date is anticipated to be 11/27/2023. Your annual base salary will be $360,000.00, payable semi-monthly in accordance with our regular payroll practices and subject to applicable withholding.

You will also be eligible to earn a bonus payment in the amount of $130,000.00 to be paid out on March 15th, 2024. Going forward you will be eligible for an annual bonus with a target of 40% of your annual salary; your bonus eligibility begins on 01/01/2024. This bonus is discretionary and based on achievement of individual, department and/or company goals and ob1ect1ves. In addition, you shall be eligible to participate in all other IAS benefits programs available to similarly situated employees, which currently include a 401K plan, comprehensive health (medical. dental and v1s1on) and life insurance plans. a discretionary ("unlimited") Paid Time Off policy, and the IAS Gives volunteerism program. IAS reserves the right to change or terminate its employee benefit programs at any time.

You will be granted a one-time award of restricted stock units (RSU) with an aggregate grant date value of USD $1,800,000.00 The effective grant date will be the first of the month following your start date. If the first day of the month falls on a weekend, the first business day or the month that the market is open will be the effective date. The actual number of units granted will be based on the per share value of IAS common stock on the preceding business day closing price and rounded up to the nearest whole unit. Your award will vest over a 4-year period in sixteen equal installments or 6 25% each quarter, subject to your continued employment through the applicable vesting date and other terms and conditions. Your award is subject to Board approval and will be governed by the IAS 2021 Omnibus Incentive Plan and the award agreement under which it is issued. More information about your award (including the award acceptance process, valuation details, and other terms and conditions) will be available in our employee stock plan portal, managed by Fidelity. On or around the 15th day of the month following the grant date of your award, you will receive an email notification from Fidelity providing you with steps on how to access our employee stock plan portal and accept the grant.

Exhibit 10.20
You will continue to be eligible, subject to your continued employment by the Company to participate in our long-term incentive program. Your annual long-term incentive target will be $360,000.00. The award will be pursuant to the applicable plan document and would be subject to any terms and conditions established by the Compensation Committee in its sole discretion that would be detailed in a separate agreement you would receive after any award is granted.

If the Company terminates your employment without ·cause", you will be entitled to receive a severance payment (the "Severance Pay") equal to 6 months of your then applicable Base Salary, payable in equal installments over the 6 month period following your termination, and, at the sole discretion of the Board, a pro-rated portion of any Bonus that may have been awarded to you during the fiscal year in which such termination occurs, less deductions and withholdings required by law or authorized by you and subject to (A) your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and; your continued copayment of premiums at the same level and cost to you as if you were an employee of the Company (excluding, for purposes of calculating cost, an employee's ability to pay premiums with pre-tax dollars), continued participation in the Company's group health plan (to the extent permitted under applicable law and the terms of such plan) which covers you for a period of 6 months at the Company's expense, provided that you are eligible and remain eligible for COBRA coverage; provided, further, that the Company's obligation to subsidize COBRA premiums is contingent on the Company determining that such subsidies would reasonably be expected to not result in the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient

Protection and Affordable Care Act and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable); and provided, further, that in the event that you obtain other employment that offers group health benefits. such continuation of coverage by the Company under this Section 9 shall immediately cease.

You are expected to carefully review the company's Employee Handbook, which sets forth policies and procedures applicable to all employees, and with which, as an employee of IAS, you will be expected to fully comply. Failure to comply with those policies and procedures may result in disciplinary action, including termination of your employment.

As a technology company with exciting and expansive market opportunities, we consider our proprietary information, trade secrets and other confidential information to be very important to the success of the company and its employees. Therefore, we require that. as a condition of employment. all new employees sign a Confidentiality, Assignment, and Non-Compete Agreement (the "Confidentiality Agreement'), which includes confidentiality, non competition, assignment of invention and intellectual property rights, and other standard provisions. Neither this letter nor the Confidentiality Agreement is an employment agreement for any specific period of time, and you will be an "at-will' employee of the company; this means that either you or the company may terminate your employment at any time, for any reason, with or without notice. The Confidentiality, Assignment, and Non-Compete Agreement will be provided to you when you report for work, or earlier if requested. If you have any questions abou1 this document, please let me know.

Exhibit 10.20
Please note that this offer and employment with the Company are contingent upon successful completion of a background check, reference check and federal 19 verification process.

We would also like to confirm that we are hiring you because we believe that you have general skills and experience that will benefit the company. We are not hiring you to acquire any proprietary or confidential information of your prior employers, and we ask that you neither bring any such information with you nor disclose any such information during your employment with us. We also want to ensure that your employment with the company does not violate any non-competition or other similar agreements to which you may be bound. If you are bound by such an agreement with a prior employer, please give us a copy of that agreement so that we can ensure that your employment by the company will not violate that agreement. By not providing us with such an agreement, you are representing that no such agreement exists.

You acknowledge that we expect that the Board of Directors of Integral Ad Science Holding Corp. will designate you as its "officer· for purposes of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended.

Thank you for your interest in our company. We look forward to working with you.

Very truly yours,

/s/ Beth Greenberg
Beth Greenberg
Vice President, Global Talent Acquisition On behalf of Integral Ad Science, Inc.

10/22/2023

AGREED TO AND ACCEPTED:
/s/ Alex Gil
Alex Gil

Oct 23, 2023